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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made as of 4th day of September, 2002, between Harrah's Entertainment, Inc., with offices at One Harrah's Court, Las Vegas, Nevada (the "Company"), and Gary W. Loveman ("Executive").

     The Company and Executive agree as follows:

     1.   INTRODUCTORY STATEMENT

          The Company desires to secure the services of Executive as Chief Executive Officer and President effective January 1, 2003, and Executive is willing to execute this Agreement with respect to his employment. This Agreement is effective on September 4, 2002, and shall expire January 1, 2008. This Agreement supersedes the employment agreement between the Company and Executive dated May 4, 1998, as amended on April 26, 2001 and February 21, 2001; this Agreement does not supersede the Severance Agreement between the Company and Executive dated October 29, 1998 as amended on April 26, 2000 (the "Severance Agreement") which remains in full force and effect.

     2.   AGREEMENT OF EMPLOYMENT

          The Company agrees to, and hereby does, employ Executive, and Executive agrees to, and hereby does accept, employment by the Company, in a full-time capacity as Chief Executive Officer and President effective January 1, 2003, pursuant to the provisions of this Agreement and of the bylaws of the Company, and subject to the control of the Board of Directors ("Board"). It is understood that the Company will use its reasonably best efforts to amend its bylaws to clarify that Executive will report directly to the Board. It is understood that Executive's positions as Chief Executive Officer and President are subject to his yearly re-election to these positions by the Board. (See paragraph 8 herein for Executive's rights if such re-election does not occur during the term of this Agreement.) From the period of September 4, 2002, through December 31, 2002, Executive will continue performing his duties as Chief Operating Officer and President.

     3.   EXECUTIVE'S OBLIGATIONS

          During the period of his service under this Agreement, Executive shall devote substantially all of his time and energy during business hours, faithfully and to the best of his ability, to the supervision and conduct of the business and affairs of the Company and to the furtherance of its interests, and to such other duties as directed by the Board. (Executive may serve on the Board of Directors of other companies with Board approval (which will not be unreasonably withheld), if it does not substantially interfere with his primary duties or create a conflict of interest.)

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     4.   COMPENSATION

          Effective January 1, 2003, the Company shall pay to Executive a salary at the rate of $1,100,000.00 per year, in equal bi-weekly installments, PROVIDED, HOWEVER, that Executive will defer any portion of the salary greater than $1,000,000.00 into the Company's ESSP or any successor program. The Human Resources Committee of the Board (or any successor committee responsible for setting compensation levels for executives, the "HRC") shall, in good faith, review the salary of Executive, on an annual basis, with a view to consideration of appropriate merit increases (but not decrease) in such salary. Subsequent increases, if any, will be effective at the July HRC Meeting each year of this Agreement. There will be no diminution of the above compensation (as increased from time to time) except as provided in this Agreement. All payments will be subject to Executive's chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law. All bonus awards will be based on the current bonus plan, unless any changes provide for an enhancement in the amount of bonus for Executive.

          Executive will use the Company's aircraft or charter aircraft for security purposes for himself and his family for business and personal travel (with standard charges for family members and for non-Company business usage), including travel between Boston, Massachusetts and Las Vegas, Nevada. Executive will also be entitled to be reimbursed for first class travel or charter aircraft travel expenses. The Company also will provide Executive, if he so chooses, with appropriate security arrangements at his residences.

          If Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

     5.   PROMOTIONAL AWARD

          The Company shall pay to Executive, as further consideration for entering into this Agreement, including the Non-Competition provisions, a Promotional Award pursuant to the Company's Executive Stock Incentive Plan (the "Stock Plan"), of a stock option grant valued by the HRC at Five Million Dollars ($5,000,000.00) and a deferrable (as determined by the HRC) restricted stock grant, also valued at Five Million Dollars ($5,000,000.00). The options will have a term of at least seven (7) years. The options and restricted stock will be based on the model currently used by the Company for its current executives with the strike price being set by the HRC as the average of the high and low price on September 4, 2002, which shall be the grant date. Both the option grant and the restricted stock grant will vest in increments of twenty-five percent (25%) on January 1, 2006, twenty-five percent (25%) on January 1, 2007, and fifty percent (50%) on January 1, 2008. The options will be exercised according to the Stock Plan. Should Executive be terminated Without Cause or cease employment for Good Reason

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pursuant to paragraph 8 (but not as a consequence of death or disability), the
Promotional Award would continue to vest based on the time table set forth above. Should Executive be terminated Without Cause or leave employment For Good Reason, all Promotional Award stock options may be exercised until January 15, 2009. Given the fact that this Agreement ends on January 1, 2008, Executive is granted up to January 15, 2009, to exercise vested Promotional Awards. Any other issues will be subject to the rules of the Stock Plan.

     6.   BENEFITS

          Executive shall be entitled to participate during the term of the Agreement, except as otherwise provided herein, in incentive compensation programs, including bonus programs and stock options, and to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by the Company, and as may be enhanced for all senior officers.

          6.1   HEALTH INSURANCE

                Executive will receive the regular group health plan provided to senior officers, which may be subject to change during the term of the Agreement. Executive will be required to contribute to the cost of the basic plan in the same manner as other senior officers. Executive will receive no less favorable a health plan than other senior officers.

          6.2   LONG TERM DISABILITY BENEFITS

                Executive will be eligible to receive long term disability coverage paid by the Company as follows: group plan providing $180,000 annual maximum benefit and a supplemental plan with an additional $60,000 annual maximum benefit. Executive will also receive, subject to Executive being able to comply with the medical and physical eligibility requirement of the policy (insurability) chosen by the Company, to an individual long term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, both fully paid by the Company during the term of this Agreement.

          6.3   LIFE INSURANCE

                Executive will receive life insurance paid by the Company with a death benefit equal to at least three (3) times his current base salary.

          6.4   RETIREMENT PLAN

                Executive will also be eligible during the term of the Agreement to participate in the Company's 401(k) Plan, as may be modified or changed, as well as its Executive Supplemental Savings Plan (the "ESSP"), as may be modified or changed from time to time, in the same manner as other senior officers of the Company.

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          6.5   FINANCIAL COUNSELING

                Executive will also receive during the term of the Agreement Twenty-Five Thousand Dollars ($25,000.00) per year of the Agreement for financial counseling. Any unused portion will not carry over to the following year.

          6.6   VACATION

                Executive will be paid for five (5) weeks paid vacation per calendar year of the Agreement.

     7.   TERMINATION FROM EMPLOYMENT

          7.1 Except as otherwise provided in this Agreement, the date of Executive's termination from employment shall be January 1, 2008.

          7.2 After the date of Executive's termination from employment at any time, and for any reason or for no reason (including termination or resignation prior to January 1, 2008, if that should occur), he will be entitled to participate for his lifetime in the Company's group health insurance plans applicable to senior officers, including family coverage as applicable (medical, dental and vision coverage). His group health insurance benefits after any termination of employment will not be less than those offered to active senior officers of the Company, and he will be entitled to any later enhancements in such benefits. However, during the Life Coverage Period Executive shall pay twenty percent (20%) of the current premium (revised annually) on an after-tax basis each quarter, and the Company shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive. As soon after the end of Executive's full-time active employment status and after Executive becomes eligible for Medicare coverage, the Company's group health insurance plan shall become secondary to Medicare.

     8.   TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

          8.1 The Board reserves the right to terminate Executive from his then current position Without Cause at any time upon at least three (3) months prior written notice. The failure of the Board to elect Executive as Chief Executive Officer during the annual election of officers shall also be deemed termination Without Cause for purposes of this Agreement unless, before the election, the Board has sent written notice initiating Termination for Cause as provided in paragraph 13.1, and Executive is thereafter terminated for Cause. Executive reserves the right to resign his position for Good Reason (as defined in paragraph 13.2 herein) by giving the Company thirty (30) days written notice which states the basis for such Good Reason.

          8.2 Upon Executive's termination Without Cause or resignation from his position for Good Reason as described in paragraph 8.1 above:

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                (a) Executive will begin a Transition Period (the "Transition
Period") that provides for pay and benefits (as set forth below) for a period of two (2) years beginning on the date of such termination Without Cause or resignation for Good Reason from his position. His stock options will continue in force for vesting purposes during the Transition Period. Any unvested stock options that do not vest before the expiration of the Transition Period will be forfeited, except those provided pursuant to the Promotional Award. The Promotional Award will continue to vest according to its regular vesting schedule. If a Change in Control as defined in Executive's Severance Agreement occurs during the Transition Period, all unvested stock options and restricted stock from the Promotional Award will immediately vest as of the date of the Change in Control. Executive also shall be entitled: (i) to the bonus Executive has earned but for which he has not been paid for the year prior to the year in which he is terminated Without Cause or in which he resigns his position for Good Reason; and (ii) to a prorated bonus for the year in which he is terminated Without Cause or in which he resigns for Good Reason.

                (b) Executive will continue to receive his then-current salary rate and the right to participate in the Company's benefit plans during the Transition Period, but, except as otherwise provided in subsection (a) above, he no longer will be eligible for future bonus, stock option or restricted stock grants or any other long-term incentive awards.

                (c) In no event shall Executive be obligated to seek other employment or take any action by way of mitigation of the amounts payable to Executive under any provisions of this Agreement, and any amounts payable to Executive shall not be subject to reduction for any compensation received from other employment.

     9.   TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON

          9.1 The Board will have the right to terminate Executive at any time from his then-current positions For Cause (as defined in paragraph 13.1 herein). Executive shall resign from the Board promptly after the Company's request, in the event Executive is so terminated or Executive resigns with or without Good Reason. A resignation by Executive without Good Reason shall not be a breach of this Agreement.

          9.2 If Executive is terminated For Cause, or if he resigns his position without Good Reason, then: (a) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation; (b) he shall be entitled to all accrued rights, bonuses, payments and benefits vested or paid on or before such date under the Company's plans and programs, but unvested stock options or unvested restricted stock, including the Promotional Award, if any, will be forfeited; (c) his right to exercise vested stock options will expire at 11:59 p.m. PST on the date of such termination or resignation, and all stock options not so exercised will be forfeited; (d) his Indemnification Agreement will

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continue in force; (e) the Escrow Agreement, if then in force, will continue in force, unless such agreement is thereafter amended or terminated pursuant to its terms; (f) he will be entitled to the lifetime group insurance benefits described in paragraph 7.2 above, except that any future amendments to such benefits shall apply to him in the same manner as such amendments apply to other employees; and (g) his Severance Agreement and all rights thereunder will terminate as of such termination or resignation date, unless a Change in Control or Potential Change in Control (as such terms are defined in the Severance Agreement) has occurred prior to such termination or resignation date.

                If Executive's Severance Agreement is in force upon a Change in Control (as defined in the Severance Agreement), the provisions of this paragraph 9.2 will not be applicable if there is a termination of the Executive pursuant to Section 3 of his Severance Agreement. In the event of such termination, Executive will be entitled to the payments, rights and benefits set forth in the Severance Agreement.

     10.  DEATH

          In the event of Executive's death prior to January 1, 2008, during his employment under this Agreement, his salary and all rights and benefits under this Agreement will terminate, and his estate and beneficiary(ies) will receive the benefits they are entitled to under the terms of the Company's benefit plans and programs by reason of a participant's death during active employment, including applicable rights and benefits under the Company's Stock Plans, including any accrued but unpaid bonus. Notwithstanding anything to the contrary contained in the Stock Plan documents or this paragraph, upon Executive's death one hundred percent (100%) of Executive's unvested annual options, if any, and fifty percent (50%) of the unvested Promotional Awards options and fifty percent (50%) of the Promotional restricted stock will vest and the other fifty percent (50%) of the Promotional Awards options and fifty percent (50%) of the Promotional restricted stock will terminate. The Escrow Agreement, if then in force, will continue in force (subject to its amendment or termination in accordance with its terms) for the benefit of Executive's beneficiaries until his deferred compensation accounts are paid in full, and Executive's Indemnification Agreement will continue in force for the benefit of his estate. If Executive dies during the Transition Period, all of the provisions of the previous sentences apply, except that the remaining salary will be paid in a lump sum to his estate.

     11.  DISABILITY

          In the event of Executive's disability (as defined below) prior to January 1, 2008, during his employment, he will be entitled to apply, at his option, for the Company's long-term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and programs (Stock Option and Restricted Stock Plan) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that: (a) the Escrow Agreement (if then in force) and his Indemnification Agreement will continue in

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force (subject to amendment or termination in accordance with their terms); and
(b) he will be entitled to the lifetime group insurance benefits described in paragraph 7.2. If Executive is disabled so that he cannot perform his duties (as determined by the HRC), then the Board may terminate his duties under this Agreement. For purposes of this Agreement, disability will be the inability of Executive, with or without a reasonable accommodation, to perform the essential functions of his job (as reasonably determined by the HRC). In such event, he will receive two (2) years salary continuation, offset by any long term disability benefits to which he is entitled, together with all other benefits, and during such period of salary continuation, any stock options and restricted stock then in existence will continue in force for vesting purposes. Notwithstanding anything to the contrary contained in the Stock Plan or this paragraph, after the two (2) years of salary continuation has expired, one hundred percent (100%) of Executive's unvested annual options, if any, and fifty percent (50%) of the unvested Promotional Awards options and fifty percent (50%) of the Promotional restricted stock will vest and the other fifty percent (50%) of the Promotional Awards options and fifty percent (50%) of the Promotional restricted stock will terminate. In addition, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan, nor will he be eligible to receive new stock option grants or any other long-term incentive awards except to the extent approved by the HRC.

     12.  CHANGE IN CONTROL

          If a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment, and if the Severance Agreement is in force when the Change in Control occurs, then the Severance Agreement supersedes and replaces this Agreement. If, prior to a Change in Control (as defined above), Executive's active employment has been terminated for any reason by either party, or this Agreement is not renewed by the Company, then Executive's Severance Agreement terminates automatically on the last day of the sixth full month following the date of termination of Executive' s employment.

     13.  DEFINITIONS OF CAUSE AND GOOD REASON

          13.1(a)   For purposes of this Agreement, "Cause" shall mean:

                    (i) the willful failure of Executive to perform substantially Executive's duties with the Company (as described in paragraph 2) or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform, if curable;

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                    (ii)   (A) any willful act of fraud, or embezzlement or
theft by Executive, in each case, in connection with Executive's duties hereunder or in the course of Executive's employment hereunder or (B) Executive's admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case, against the Company.

          13.1(b)   Termination by the Company of this Agreement for "Cause"
shall also include Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, and North Carolina.

          13.1(c)   Termination by the Company of this Agreement for "Cause"
shall also include (i) Executive's willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (ii) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.

          13.1(d)   For purposes of this paragraph 13, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in paragraph 13.1(a)(i)(ii), 13.1(b), and 13.1(c), and specifying the particulars thereof in detail; PROVIDED, that if Executive is a member of the Board, Executive shall not vote on such resolution nor shall Executive be counted in determining the "entire membership" of the Board.

          13.2 GOOD REASON. "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e) or (f), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason:

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                (a) The assignment to Executive of any duties materially
inconsistent with his status as Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities;

                (b) The requirement that Executive report to anyone other than the Board;

                (c) The failure of Executive to be elected/re-elected as a member of the Board;

                (d) A reduction by the Company in his annual base salary of One Million One Hundred Thousand Dollars ($1,100,000.00) or as the same may be increased from time to time pursuant to paragraph 4 hereof;

                (e) The relocation of the Company's principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or the Company's requiring Executive either: (i) to be based anywhere other than the location of the Company's principal offices in Las Vegas (except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

                (f) The failure by the Company to pay to him any material portion of his current compensation, except pursuant to a compensation deferral elected by Executive, or deferral compensation required by this Agreement, or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

                (g) Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan in which Executive is participating on the date of this Agreement which is material to Executive's total compensation, including but not limited to, the Company's annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

                (h) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Executive is participating on the date of this Agreement, the taking of any action by the Company which would directly or indirectly materially reduce any of such

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benefits or deprive Executive of any material fringe benefit enjoyed by
Executive on the date of this Agreement, except as permitted by this Agreement;
or

                (i) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in paragraph 19 hereof.

          Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          Notwithstanding any provision in this Agreement to the contrary, in the event Executive's active employment as an executive officer with the Company, or its direct or indirect subsidiaries, terminates For Cause or Executive ceases employment Without Good Reason, any Promotional Award of stock options and restricted stock granted to Executive which are unvested on the date of such termination of active employment will be forfeited as of 11:59 p.m. PST on such date.

     14.  NON-COMPETITION AGREEMENT

          14.1 For a period of two (2) years after Executive's full-time, active employment (which, for purposes of this paragraph 14.1, shall not include the salary continuation period under paragraph 8.2(a)) with the Company or a direct or indirect subsidiary ends, he will not, directly or indirectly, engage in any activity, including development activity, whether as an employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, in the casino business (or any hotel or resort that operates a casino business) in the United States, Canada or Mexico at the time such employment ends, except with the prior specific approval of the Company. Executive acknowledges that the restrictions are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas.

          14.2 If Executive breaches any of the covenants in paragraph 14.1, then the Company may terminate any of his rights under this Agreement upon thirty (30) days written notice, whereupon all of the Company's obligations under this Agreement shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him except for obligations that have been paid, accrued or are vested as of or prior to such termination date. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief.

          14.3 Executive will not, at any time prior to two (2) years from the end of Executive's full-time active employment status (which, for purposes of this Agreement, shall not include the period of time Executive is receiving salary continuation under paragraph 8.2(a)), directly or indirectly induce, persuade or attempt to induce or

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persuade, any salary grade 20 or higher employee of the Company or its subsidiaries, to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever (other than Executive's personal secretary and/or assistants).

          14.4. Executive will not, for the 2-year period beginning at the end of Executive's full-time active employment (which, for purposes of this Agreement, shall not include the period of time Executive is receiving salary continuation under paragraph 8.2(a)) communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the interest of the Company, its subsidiaries or affiliates. Executive further agrees from the end of Executive's full-time active employment not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company, and the Company agrees that it will not to make statements to the press or general public with respect to Executive that are detrimental to him without the express written prior authorization of Executive. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his own business interests which may conflict with the interests of the Company.

          14.5 Executive and Company each intends and agrees that if, in any action before any court, agency or arbitration tribunal, legally empowered to enforce the covenants in this paragraph 14, any term, restriction, covenant or promise contained therein is found to be unreasonable and, accordingly, unenforceable, then such terms, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          14.6 Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this paragraph 14 find that Executive has beached the terms, restrictions covenants or promises herein (except if it has been modified to make it enforceable): (i) the Company will not be obligated to pay Executive the salary or benefits provided for under salary continuation payments contained in the Agreement (including all required benefits under benefit plans), and (ii) Executive will also reimburse the Company any salary or benefit payments received, as well as any reasonable costs, and attorney fees to secure such repayments.

     15.  CONFIDENTIALITY

          15.1 Executive's position with the Company will or has resulted in his exposure and access to confidential and proprietary information which he did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his term of employment and without limitation thereafter, Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the

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Company from disclosure to third parties. Executive shall not at any time during and after the end of his full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court or any governmental authority or pursuant to subpoena. In such cases, Executive will notify the Company at least five (5) days prior to providing such information, and the nature of the information required to provide.

          15.2 For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries, affiliates, whether or not a "trade secret" within the meaning of applicable law, which at the time of Executive's initial employment is not generally known to the general public and which has been or is from time to time disclosed to or developed by Executive as a result of his employment with the Company. Confidential Information includes, but is not limited to the Company's product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.

          15.3 Executive agrees that upon separation of employment for any reason whatsoever, he shall promptly deliver to the Company all Confidential Information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his possession (and all copies thereof) containing any such Confidential Information created in whole or in part by Executive within the scope of his employment, even if the items do not contain Confidential Information.

          15.4 Executive shall also be required to sign a non-disclosure or confidentiality agreement. Such an agreement shall also remain in full force and effect, PROVIDED THAT, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

          15.5 This paragraph and any of its provisions will survive Executive's separation of employment for any reason.

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     16.  INJUNCTIVE RELIEF

          Executive acknowledges and agrees that the terms provided in Sections 14 and 15 are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (Confidential Information and Non-Competition) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, that the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, temporary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company to pursue any and all additional remedies.

     17.  POST EMPLOYMENT COOPERATION

          Executive agrees that upon separation for any reason from the Company, Executive will cooperate in assuring an orderly transition of all matters being handled by him. Upon the Company providing reasonable notice to him, he will also appear as a witness at the Company's request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance. In connection thereof, the Company agrees to indemnify Executive as prescribed in Article Tenth of the Certificate of Incorporation, as amended, of the Company.

     18.  RELEASE

          Upon the termination of Executive's active full-time employment, and in consideration of the actual receipt of all compensation and benefits described in this Agreement, except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive will sign an agreement which forever and unconditionally waives, and releases Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees ("Released Parties") from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning his employment with Harrah's Entertainment, Inc., its subsidiaries and affiliates, and the cessation of that employment.

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     19.  ASSUMPTION OF AGREEMENT ON MERGER, CONSOLIDATION OR SALE OF ASSETS

          In the event the Company agrees to (i) enter into any merger or consolidation with another company in which the Company is not the surviving company; or (ii) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (1) assume the Company's financial obligations to Executive under this Agreement; or (2) make such other provision for Executive as is satisfactory to Executive, then Executive shall have the right to resign For Good Reason as defined under this Agreement.

     20.  ASSURANCES ON LIQUIDATION

          The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory to and approved by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.

     21.  AMENDMENTS

          This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

     22.  ASSIGNMENT

          22.1 Except as otherwise provided in paragraph 22.2, this Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Agreement by either party shall not relieve such party of its or his obligations hereunder.

          22.2. The Company may elect to perform any or all of its obligations under this Agreement through its wholly-owned subsidiary, Harrah's Operating Company, Inc., or another subsidiary, and if the Company so elects, Executive will be an employee of Harrah's Operating Company, Inc., or such other subsidiary. Notwithstanding any such election, the Company's obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

     23.  BINDING EFFECT

          This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

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     24.  GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

     25.  JURISDICTION

Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

     26.  NOTICES

          Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this paragraph 26. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

     If to Executive:  Gary W. Loveman

                       ---------------------------------

                       ---------------------------------


And to:

                       Stewart Reifler, Esq.
                       Vedder, Price, Kaufman & Kammholz
                       805 Third Avenue
                       New York, New York 10022


     If to Company:    Harrah's Entertainment, Inc.
                       One Harrah's Court
                       Las Vegas, Nevada 89119
                       Attn: General Counsel

                                       15
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     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

                                        /s/ GARY W. LOVEMAN
                                        ----------------------------
                                        Gary W. Loveman


                                        Harrah's Entertainment, Inc.


                                        By   /s/ STEPHEN H. BRAMMELL
                                             -----------------------
                                        Its: Senior Vice President

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